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                                                                      Exhibit 5

                        SETTLEMENT AND RELEASE AGREEMENT


           Walter C. Barber ("Employee" or "Barber") and Fluor Daniel GTI, Inc. (the "Company" or "FDGTI") have reached the following Agreement, dated as of September 11, 1998, in connection with Employee's separation from the Company.

           1. Resignation from Company. The parties acknowledge and agree that
              ------------------------
Barber shall voluntarily resign his employment with FDGTI effective upon the consummation of a Change of Control of the Company, as such term is defined in the Fluor Daniel GTI, Inc. Senior Executive Severance Plan ("Change of Control"). Barber shall also resign from all offices and directorships he holds with the Company effective on such date.

           2. Payments. The Company agrees to make the payments and
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accommodations described on Exhibit A, which is part of this Agreement and
                            ---------
attached hereto. Employee understands that the Company will deduct from these amounts federal withholding taxes and other deductions the Company is required by law to make from wage payments to employees. Employee further understands that these amounts are all Employee is entitled to receive from the Company except for those amounts described in Paragraph 8 to which Employee may be entitled and except for (a) the Employee's salary and accumulated time off with pay ("TOWP") which shall be paid through the date of his resignation, (b) Employee's bonus payment for fiscal 1998, (c) Employee's entitlement to a profit sharing contribution into the Company's 401(k) plan in respect of fiscal 1998, and (d) Employee's entitlement to payments in connection with the Company's Employee Stock Purchase Plan and stock option plans or stock options held by Employee occasioned by or arising from a Change of Control. Employee will receive no further wage, vacation or other similar payments from the Company.

           3. No Obligation to Make Payment under Normal Policies. Employee
              ---------------------------------------------------
agrees that the payments and accommodations described in Exhibit A are more than
                                                         ---------
the Company is required to provide under its normal policies and procedures and that Employee is not entitled to them unless and until this Agreement becomes effective.

           4. No Further Obligations by Company. Employee acknowledges and
              ---------------------------------
agrees that the compensation, benefits and/or payments made pursuant to Paragraph 2 of this Agreement fully and completely discharges any and all obligations owed to him and/or his successors by Company pursuant to the terms of his Employment Agreement, the Company Retention Plan adopted by the Board of Directors on December 12, 1997, the Company's bonus programs for fiscal 1999, the Company's severance policy and any other agreements that may exist between Employee and Company, and that no further compensation is due Employee. Except as provided in this Agreement, including Exhibit A, the Company shall have no
                                         ---------
further obligations whatsoever to Employee with respect to the terms and conditions of his employment, including without limitation the circumstances surrounding his separation of employment.

           5. Complete Release. Employee agrees to release the Company, any
              ----------------
related companies, and the employees and directors of any of them from all claims or demands Employee may have, of every kind and nature, known or unknown to the Employee and in particular any claims or demands based on Employee's employment with the Company or the termination of that employment. This includes a release of any rights or


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claims Employee may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Americans With Disabilities Act, which prohibits discrimination in employment based on an individual's physical or mental disabilities; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; or any other federal, state or local laws or regulations prohibiting employment discrimination. This also includes a release by Employee of any claims for wrongful discharge.

           6. Complete Release by the Company. The Company agrees to release
              -------------------------------
Employee from all claims or demands the Company may have, of every kind and nature, known or unknown to the Company and in particular any claims or demands based on Employee's employment with the Company or the termination of that employment. However, nothing in the release should be construed to release the Company's right to sue for breach of this Agreement.

           7. Additional Facts. Employee agrees and acknowledges that he may
              ----------------
hereafter discover facts different from, or in addition to, those he now believes to be true with respect to any or all of the claims or demands herein released. Nevertheless, the Company and Employee agree that the release set forth above shall be and remain effective in all respects, notwithstanding the discovery of such different or additional facts.

           8. Release Inapplicable to Retirement Benefits. This release does not
              -------------------------------------------
include a release of Employee's right, if any, to retirement benefits under the Company's standard retirement programs.

           9. No Future Lawsuits. Employee promises never to file a lawsuit
              ------------------
asserting any claims that are released in Paragraphs 5 and 7. Similarly, Company promises never to file a lawsuit asserting any claims that are released in Paragraph 6 of this Agreement.

           10. Non-Admission of Wrongdoing. By making this Agreement, neither
               ---------------------------
the Company nor the Employee admits that they have done anything wrong.

           11. Non-Release of Future Claims. This Agreement does not waive or
               ----------------------------
release any rights or claims that Employee may have under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 or the Americans With Disabilities Act which arise after the date the Employee signs this Agreement.

           12. Consequences of Employee Violation of Promises. If Employee
               ----------------------------------------------
breaks Employee's promise in Paragraph 9 of this Agreement and files a lawsuit based on legal claims that Employee has released, Employee will pay for all costs incurred by the Company, any related companies or the directors or employees of any of them, including reasonable attorneys' fees if the Company is successful, in defending against the Employee's claim.

           13. Confidential Information. Employee promises that Employee will
               ------------------------
keep the terms, amounts and fact of this Agreement completely confidential, and promises not to disclose any information about this Agreement to anyone other than Employee's spouse, attorney, financial or tax advisor, or senior members of the Company's Human Resources Department. Before Employee tells his spouse or attorney, financial or tax advisor anything about this Agreement, he will inform them of this confidentiality clause and have them agree to follow it. If this Agreement is sought by court order or otherwise by compulsion of law, Employee will promptly provide Company and its counsel with sufficient notice in advance of such proposed disclosure to enable the Company to be heard with respect to any such disclosure.

           14. Confidential Information; No Solicitation. Employee understands
               -----------------------------------------
and agrees that in the


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course of Employee's employment with the Company, Employee has acquired confidential information and trade secrets concerning the Company's operations, its future plans and its methods of doing business. Employee understands and agrees it would be extremely damaging to the Company if Employee disclosed such information to a competitor or made it available to any other person or company. Employee understands and agrees that such information has been divulged to Employee in confidence and Employee understands and agrees that Employee will keep such information secret and confidential unless disclosure is required by court order or otherwise by compulsion of law. Employee further agrees that Employee will not solicit for employment, or participate in or assist in any way in the solicitation for employment of any other employees of the Company or any of its affiliates. In view of the nature of Employee's employment and the information and trade secrets which Employee has received during the course of Employee's employment, Employee also agrees that the Company would be irreparably harmed by any violation, or threatened violation of the agreements in this paragraph and that, therefore, the Company shall be entitled to an injunction prohibiting Employee from any violation or threatened violation of such agreements. The obligations of paragraph 14 do not apply to any information which has been publicly released or is in the public knowledge or literature.

           15. Non-Competition. From the date of this Agreement through June 1,
               ---------------
1999, Employee agrees that he will not in any manner, whether as an Employee of or consultant to another company, directly or indirectly provide services, advice or other assistance to a competitor of Fluor Daniel GTI, concerning or with respect to, historic clients of the Company such as, but not limited to, Southland, Sears, Arco, Chevron, Sun and Shell. Further, Employee understands and agrees that he will take no action which would adversely affect the business interest, business prospects and/or public image of the Company.

           16. Certain Reductions of Payments by the Company.
               ---------------------------------------------

               (a) (i) Notwithstanding any other provision of this Agreement, in the event it shall be determined that any payment or distribution or portion thereof by the Company to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), then the aggregate present value of amounts payable or distributable to or for the benefit of Employee pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Severance Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value that maximizes the aggregate present value of Severance Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. For purposes of this paragraph 16, subparagraph (a), present value shall be determined in accordance with Section 280G(d)(4) of the Code.

                   (ii) All determinations required to be made under this paragraph 16, subparagraph (a), shall be made by Ernst & Young (the "Accounting Firm"), which shall provide detailed supporting calculations to both the Company and Employee within 30 business days of the date of this Agreement or such earlier time as is requested by the Company. Any such determination by the Accounting Firm shall be binding upon the Company and Employee. Employee shall determine which and how much of the Severance Payments (or, at the election of Employee, other Payments) shall be eliminated, reduced or deferred consistent with the requirements of this paragraph 16, subparagraph (a), provided that, if Employee does not make such determination within ten business days of the receipt of the calculations made by the Accounting Firm, the Company shall elect which and how much of the Severance Payments shall be eliminated or reduced consistent with the requirements of this paragraph 16, subparagraph (a), and shall notify Employee promptly of such election.

               (iii) As a result of the uncertainty in the application of
Section 280G of the Code at the

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time of the initial determination by the Accounting Firm hereunder, it is possible that Severance Payments will have been made by the Company that should not have been made ("Overpayment") or that additional Severance Payments that will have not been made by the Company could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Employee, which Employee shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Employee to the Company (or if paid by Employee to the Company shall be returned to Employee) if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

               (b) Notwithstanding any other provision of this Agreement, no payment shall be made hereunder if, as a result of the amount or timing thereof, this Agreement would be deemed to constitute an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA or Department of Labor Regulation
Section 2510.3-2.

           17. Period for Review and Consideration of Agreement. Employee
               ------------------------------------------------
acknowledges that Employee has been given a period of at least 21 days to review and consider this Agreement before signing it. Employee further understands that Employee may use as much of this 21 day period as Employee wishes prior to signing.

           18. Consult with Attorney. Employee is advised to consult with an
               ---------------------
attorney before signing this Agreement. Further, it is the Company's understanding that the Employee has consulted an attorney prior to signing this Agreement.

           19. Employee's Right to Revoke Agreement. Employee may revoke this
               ------------------------------------
Agreement within seven days after the date Employee signs it by delivering written notice to Ronald G. Peterson, Fluor Daniel, Inc., 3353 Michelson Drive, Irvine, California 92698. Such written notice must be received no later than the close of business on the seventh day after Employee signs this Agreement. If Employee revokes this Agreement it shall not be effective or enforceable and Employee will not receive the payments and accommodations described in Exhibit
                                                                       -------
A. This Agreement will not be effective or enforceable until the seven day
-
revocation period has expired.

           20. Applicable Law. This Agreement shall be governed by and construed
               --------------
and enforced under Illinois law, excluding the provisions thereof which refer to the laws of another jurisdiction.

           21. Severability. If any provision or part of this Agreement is held
               ------------
or determined to be invalid or unenforceable for any reason, each such provision or part shall be severed from the remaining provisions of the Agreement or the Agreement shall be read and interpreted as if it did not contain such provision or part. The validity and enforceability of remaining provisions shall not be affected by any such invalid or unenforceable part or provision.

           22. Entire Agreement. This Agreement, which includes Exhibit A, is
               ----------------                                 ---------
the entire Agreement between Employee and Company. The Company has made no promises to Employee other than those in this Agreement.


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     EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND
IS VOLUNTARILY ENTERING INTO IT.

     PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.


                             FLUOR DANIEL GTI, INC.


                              BY: /s/ Ronald G. Peterson
                                  -----------------------------------
                                    Ronald G. Peterson
                                    Chairman of the Board of Directors

                                  /s/ Walter C. Barber
                                  -----------------------------------
                                    Walter C. Barber





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                                 EXHIBIT A TO
                       SETTLEMENT AND RELEASE AGREEMENT
              BETWEEN WALTER C. BARBER AND FLUOR DANIEL GTI, INC.


                              SEVERANCE BENEFITS
                              ------------------

   For entering into this agreement, Fluor Daniel GTI, Inc. (the "Company" or "FDGTI") will make the following payments and accommodations which are more than the Company is required to do under normal policy:

1. A lump sum payment in the amount of $780,000 will be paid within seven (7) days of the effective date of the Settlement and Release Agreement to the account of Walter C. Barber ("Barber" or "Employee") under the Fluor Corporation Deferred Compensation Program (the "Program") and Barber shall be entitled to defer such amount on the terms and conditions of the Program.

2. FDGTI shall provide outplacement services in accordance with FDGTI's customary procedures, at the expense of FDGTI, not to exceed $20,000. Payments will be made directly to the provider. This accommodation is more than Employee would otherwise be entitled to.


                            CONSENT TO PARTICIPATE
                            ----------------------
           The undersigned, Fluor Corporation, hereby consents to the participation by Barber in the Fluor Corporation Deferred Compensation Program.



                               FLUOR CORPORATION

                                By: /s/ Lawrence N. Fisher
                                   ------------------------------
                                         Lawrence N. Fisher
                                         Senior Vice President-Law and Secretary


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